Exhibit 4.20

WITHOUT PREJUDICE &

SUBJECT TO CONTRACT

DATED

27 March 2020

SETTLEMENT AGREEMENT

between

MERO BIOPHARMA GROUP PLC

and

RICHARD JONES

THIS AGREEMENT is dated 27 March 2020

PARTIES

(1)

Mereo BioPharma Group plc (a company incorporated and registered in England and Wales with company number 9841161 whose registered office is at 4th Floor, One Cavendish Place, London, W1G 0QF (the “Company”); and

(2)	Richard Jones of [ ] (the “Employee”).

BACKGROUND

(A)	The Company and the Employee are parties to an employment agreement dated 7 November 2016 (the “Employment Agreement”)

(B)

The parties have entered into this agreement to record and implement the terms on which they have agreed to settle any claims that the Employee has or may have in connection with his employment or its termination or otherwise against the Company or any Group Company (as defined below) or their Affiliates (as defined below) following the voluntary resignation of the Employee, whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this agreement, and including, in particular, the statutory complaints that the Employee raises in this agreement.

(C)	The parties intend this agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation.

AGREED TERMS

1.	ARRANGEMENTS ON TERMINATION

1.1

The Employee’s employment with the Company and any Group Company shall terminate on 4 September 2020 or such earlier date as the Company may determine in its absolute discretion on or after 15 May 2020 (subject to clause 1.2 below) by notifying the Employee in writing no less than four weeks in advance of such date (the “Termination Date”).

1.2

Notwithstanding clause 1.1 above, the Company may terminate the Employee’s employment with the Company and any Group Company prior to 15 May 2020 or at any other time prior to the Termination Date, in circumstances where the Company or any Group Company is entitled to summarily terminate the Employee’s employment pursuant to clause 19 of the Employment Agreement.

1.3	The Employee will receive his P45 (made up to the Termination Date) as soon as reasonably practicable after the Termination Date.

1.4

Save as set out in this agreement, the Employee’s entitlement to salary and all other benefits associated with his employment by the Company and any Group Company shall continue until the Termination Date when they shall cease.

1.5

The Company shall pay the Employee his salary up to the Termination Date in the usual way. The Company shall deduct from the final salary payment any outstanding sums due from the Employee to the Company.

1.6	The Company shall continue to provide benefits to the Employee in the usual way up to the Termination Date.

1.7	The Company shall within 7 days of the Termination Date make a payment to the employee for any annual leave accrued to his credit as at the Termination Date.

1.8	The payments and benefits in this clause 1 shall be subject to the income tax and National Insurance contributions that the Company is obliged by law to pay or deduct.

1.9	The Company shall reimburse the Employee for all expenses properly incurred by him in the performance of his duties in accordance with the Company’s expenses policy.

2.	HANDOVER

2.1	It is agreed that between now and the Termination Date the Employee will use his reasonable efforts to ensure a smooth transition of his duties, which will include but not be limited to the following:

(a)

using his reasonable endeavours to deliver each of: (i) the Group’s preliminary financial results for the year ended 31 December 2019, (ii) the Group’s annual report and accounts for the year ended 31 December 2019 and (iii) the Company’ Form 20-F and any related opinions, documents and statements as soon as is reasonably practicable prior to the statutory and regulatory deadlines for such financial results or filings; and

(b)

using his reasonable endeavours to assist the Company (i) with the recovery of any R&D tax credits from HMRC, (ii) with any financing or (iii) by providing financial input to any business development activity, between the date of this agreement and the Termination Date.

3.	PERFORMANCE-RELATED BONUS AND SHARE OPTIONS

3.1	In consideration for the Employee entering into this agreement, the Company shall pay the Employee a bonus of £[ ], less such deductions for income tax and

Employee’s National Insurance Contributions as are legally required (the “Performance Related Bonus”) and shall be payable in three instalments £[ ], £[ ] and £[ ] (the “First Instalment”, the “Second Instalment” and the “Third Instalment” respectively), in accordance with clause 3.2 below subject to and conditional upon:

(a)	the receipt by the Company of a copy of this agreement signed by the Employee and a letter from the Adviser in the form as set out in Schedule 3;

(b)	the Employee having complied with clause 10 of this agreement;

(c)

the Employee having provided evidence that is satisfactory to the Company that the nature of the business carried out by the Employee’s new employer means that he will not be engaged in any Restricted Business in the Restricted Area (where the terms Restricted Business and Restricted Area shall have the same meanings as in the Employment Agreement); and

(d)	the Company (or any Group Company) not being entitled to summarily terminate the Employee’s employment pursuant to clause 19 of the Employment Agreement,

and the Employee shall not be entitled to any Performance Related Bonus unless each of the conditions out in this clause 3.1 are satisfied.

3.2	Subject to and conditional upon the Employee’s compliance with all the terms of clause 3.1 above:

(a)

the Company shall pay the First Instalment to the Employee, which shall be treated as salary, by the earlier of 15 May 2020 and the filing of the Company’ Form 20-F and any related opinions, documents and statements;

(b)

the Company shall pay the net amount of Second Instalment (with all legally required deductions for tax and national insurance having already been made) to a bank account in the name of [        ] (the “Advisor’s Client Account”) by the earlier of the Termination Date and 15 June 2020 and, subject to clause 3.2(c) below, and having received payment from the Company, the Adviser will procure that the Employee is paid the Second Instalment from the Advisor’s Client Account on the 14th day after the Termination Date (and shall not be entitled to procure that such payment is made to the Employee prior to that date);

(c)

notwithstanding clause 3.2(b) above, if on or prior to the 7th day after the Termination Date: (i) the Employee has not complied with all of terms of each of clause 2, clause 3.1 and clause 7 of this agreement, and (ii) the Company has by that date notified the Adviser in writing of such non-compliance, then the Advisor will procure that no amounts in respect of the Second Instalment are paid to the Employee from the Advisor’s Client Account (or otherwise), and will procure that such amounts are returned to the same bank account in the name of the Company which transferred such amount to the Advisor’s Client Account, within three days of the Advisor receiving such notification from the Company;

(d)

subject to and conditional upon the further condition that other executives of the Company have been paid a bonus in respect of the financial year ending 31 December 2019, and the Employee’s compliance with each of clause 2 and clause 7 of this agreement, then the Company shall pay the Employee the Third Instalment within 7 days of other executives receiving such a bonus payment.

3.3

Pursuant to option agreements between the Employee and the Company, on 4 April 2017, the Employee was awarded [        ] options (the “Options”) in respect of the Mereo BioPharma Group plc Share Option Plan (the “Option Plan”) which, subject to and in accordance with the rules of the Option Plan (the “Option Plan Rules”), will all vest on 4 April 2020. It is further agreed that in consideration for the Employee entering into this agreement, notwithstanding that the Option Plan Rules require all the Options to be exercised within six months of the Termination Date, subject to and conditional upon the Employee complying with clauses 2.1 and clause 10 of this agreement and the Company not being entitled to summarily terminate the Employee’s employment pursuant to clause 19 of the Employment Agreement, the Company will permit any of the Options that have vested, to be exercised (whether partially or otherwise) at any time prior to the second anniversary of the Termination Date following the Termination Date after which date they will lapse.

3.4

Any payment, grant or other benefit made or conferred to the Employee in respect of the performance-Related Payment or the Options, will be paid, granted or conferred to the Employee less such deductions for income tax and Employee’s National Insurance Contributions as are legally required (whether in respect of this payment or the provision of any other payment or benefit to the Employee).

4.	PENSION

The Employee’s active membership of any pension arrangement in which he participates in connection with his employment with the Company or any Group Company shall continue in its current form either by way of contributions to the Company’s pension scheme or via salary contributions and shall cease with effect from the Termination Date.

5.	LEGAL FEES

The Company agrees to pay the Employee’s reasonable legal fees in connection with taking advice leading to the completion of this agreement up to a maximum of £[        ] plus VAT to be paid within 14 days of receipt from the Employee’s lawyer of a properly drawn invoice for costs addressed to the Employee as client and marked payable by the Company.

6.	FULL AND FINAL SETTLEMENT

6.1

The Employee represents to the Company, any Group Company and their Affiliates that he agrees and he does hereby accept that the terms of this agreement are offered by the Company without any admission of liability on the part of the Company and are, apart from the Excluded Claims, in full and final settlement of all and any claims or rights of action that the Employee has or may have against the Company or any of its Affiliates in respect of breach of contract or unfair dismissal or any claim in respect of his bonus in respect of the financial year ending 31 December 2019 as notified him in a letter from Denise Scots-Knight dated 21 January 2020, being claims previously made or intimated by or on behalf of the Employee.

6.2

Without prejudice to clause 6.1 the Employee further represents to the Company (for itself and on behalf of all its Affiliates) that he accepts and he does hereby accept the terms of this agreement in full and final settlement of any Claims, including but not limited to any claims relating to his employment, his resignation from his employment or any other matter including (without limitation) any action that might be commenced before an Employment Tribunal or Court of law in respect of the Claims in schedule 2 of this agreement, save in respect of any Excluded Claims.

6.3

For the purposes of clause 6.2, “Claims” shall mean claims that have arisen at the date of this agreement or which subsequently arise in respect of acts or omissions occurring prior to the date of this agreement and shall include all and any claims or rights of action of which at the time of entering into this agreement:

(a)	neither the Employee nor the Company (nor any Affiliate) is aware, or

(b)	the Employee but not the Company (nor any Affiliate) is aware, or

(c)	one or more of the Company and the Affiliates is aware but the Employee is not aware,

including any claim or right of action arising from a subsequent retrospective change or clarification of the law. The Employee acknowledges that he agrees to the terms of clause 6.2 notwithstanding that he acknowledges that he may be mistaken as to the facts and/or the law concerning any potential claim or right of action.

6.4

The Employee acknowledges that the compromise and settlement of each of the claims set out in clauses 6.1 and 6.2 (including schedule 2) is and shall be construed as separate and severable (including in relation to each of the types of claim covered by the definition of Claims in clause 6.3) and in the event of the compromise and settlement of any such claim being determined as being void for any reason, such invalidity shall not affect or impair the validity of the compromise and settlement of the other claims.

6.5	It is a condition of this agreement, and the Employee warrants that:

(a)

before entering into this agreement he received independent advice from the Adviser as to the terms and effect of this agreement and, in particular, on its effect on his ability to pursue any complaint before an Employment Tribunal or other court;

(b)

the Adviser has confirmed to the Employee that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by the Employee in respect of any loss arising in consequence of their advice;

(c)

the Adviser shall sign and deliver to the Company forthwith upon the execution by the Employee of this agreement a letter duly signed in the form attached as Schedule 3 to this agreement in which, amongst other things, the Adviser provides a formal undertaking to comply with the Adviser’s obligations set out in clause 3.2 above;

(d)	before receiving the advice the Employee disclosed to the Adviser all facts and circumstances that may give rise to a claim by the Employee against the Company, any Group Company or their Affiliates;

(e)

the only claims that the Employee has or may have against the Company, any Group Company or their Affiliates (whether at the time of entering into this agreement or in the future) relating to his employment with the Company or its termination are specified in clauses 6.1 and 6.2 (including schedule 2); and

(f)

the Employee is not aware of any facts or circumstances that may give rise to any claim against the Company, any Group Company or their Affiliates other than those claims specified in clauses 6.1 and 6.2 (including schedule 2).

6.6

The Employee acknowledges that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees

Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.

7.	COMPANY PROPERTY

7.1	The Employee shall on or before the Termination Date, return to the Company’s premises:

(a)	all Confidential Information and Copies;

(b)

all property belonging to the Company in satisfactory condition including (but not limited to) any, company credit card, keys, security passes, identity badge, mobile telephone, tablet, pager, lap-top computer, computer drives, disks, other computer equipment (including leads and cables), tapes and/or other tangible items; and

(c)

all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by him during him employment with the Company or relating to the business or affairs of the Company or any Group Company or its or their business contacts, in the Employee’s possession or under his control.

7.2

The Employee shall, immediately on request, provide to the Company full details of all then current passwords used by the Employee in respect of computer equipment belonging to the Company or any Group Company and, having forwarded a copy to the Company, irretrievably delete from any computer drives, tablets, mobile telephones, disks, tapes or other re-usable material and/or email account in the Employee’s possession or under his control (but which do not belong to the Company or any Group Company), and/or communications systems and devices owned or used by him outside the premises of the Company, including such systems and data storage services provided by third parties (to the extent technically practicable) any information belonging or relating to the business or affairs of the Company or any Group Company, their customers, clients and suppliers.

7.3

The Employee shall, if requested to do so by the Company or Board, provide a signed statement that he has complied fully with his obligations under clause 7.1 and clause 7.2 and shall provide it with such reasonable evidence of compliance as may be requested.

8.	EMPLOYEE WARRANTIES AND ACKNOWLEDGEMENTS

8.1	As at the date of this agreement, the Employee warrants and represents to the Company that:

(a)

there are no circumstances of which the Employee is aware or of which the Employee ought reasonably to be aware that would amount to a repudiatory breach by the Employee of any express or implied term of the Employment Agreement that would entitle (or would have entitled) the Company to terminate the Employee’s employment without notice or payment in lieu of notice and any payment to the Employee pursuant to clause 2 is conditional on this being so; and

(b)

he has not contacted ACAS pursuant to section 18A of the Employment Rights Act 1996 or presented or issued a claim to the Employment Tribunals, a County Court or a High Court in respect of any matter connected with the Employee’s employment or its termination and that neither the Employee nor anyone acting on the Employee’s behalf will contact ACAS pursuant to section 18A of the Employment Rights Act 1996 or present or issue such a claim.

(c)

The Employee acknowledges and warrants that, except for the payments and benefits provided for in this agreement, and subject to the waiver in clause 6.1 and 6.2, he shall not be eligible for any further payment and/or compensation from the Company or any Group Company relating to his employment or its termination and without limitation to the generality of the foregoing, he expressly waives any right or claim that he has or may have to: any accrued or future bonus, including but not limited to any bonus in respect of the financial year ending 31 December 2019 as notified to him in a letter from Denise Scots-Knight dated 21 January 2020, commission, profit-sharing or other incentive payment shares pursuant to the holding or loss of any right under or in connection with any share scheme or equity participation arrangement and/or any future allocation of shares, equities or securities, in each case against the Company or any Group Company or any person connected to any such company.

8.2

The Employee agrees to make himself available to, and to cooperate with, the Company and any Group Company or its advisers to provide assistance in any litigation or potential litigation (whether criminal or civil and whether before a court or tribunal) or any arbitration or mediation or any inquiry or investigation by a statutory or regulatory tribunal, authority or other body with which the Company, or any Group Company may be involved, including but not limited to any ongoing litigation in which the employee may be a witness and/or any potential litigation that has been intimated to the Company or any Group Company. The Employee agrees to provide such reasonable assistance (at such time and place as may be mutually convenient for the parties) as the Company or any Group Company may reasonably require, including but not limited to assisting in preparing witness statements and attending at court or tribunal or other body to give evidence and, save where such litigation or potential litigation is or is connected with criminal proceedings being taken or proposed against the Company the Company or any Group Company shall meet such costs and expenses incurred by the Employee in providing such assistance as the Company or any Group Company considers as reasonable, including fees at a pro-rata daily rate based on his annual salary at termination divided by 220, and only to the extent permitted and provided for by any applicable rules, including any rules of Court or Practice Direction, from time to time.

8.3

The Employee agrees not to hold himself out as remaining employed by or otherwise continuing to work for the Company or any Group Company after the Termination Date, and on the Termination Date to update his LinkedIn profile and any other online presence accordingly.

8.4

The Employee agrees to resign in writing from all directorships and other offices which the Employee holds with the Company or any Group Company with effect from the Termination Date or such other date as the Company or any Group Company may in their absolute discretion determine, and authorises the Company and any Group Company to do any acts necessary in his name and on his behalf to give effect to those resignations

8.5	The Employee undertakes that he will not make a statutory grievance in relation to claims accepted as settled pursuant to clauses 6.1 or 6.2 (including Schedule 2).

8.6

The Employee acknowledges that the Company has agreed these terms in reliance on the warranties, representations and undertakings set out in clauses 6.1, 6.2 (including Schedule 2), 6.5 (a-f), 7.1, 7.2, 8.1 (a-b), 8.2, 8.3, 8.4, 8.5 and 8.6.

9.	REFERENCE AND ANNOUNCEMENT

9.1

On receipt of a written request from a potential employer, the Company shall provide a reference in the form set out in Schedule 1 to this agreement. If the Company obtains information after the date of this agreement which would have affected its decision to provide a reference in the form in Schedule 1, it shall inform the Employee and may decline to give a reference.

9.2

Upon signature of this agreement an announcement will be made without delay on the RNS service of the London Stock Exchange broadly based on the form set out in Schedule 4 with the Company entitled to make any changes provided that they do not have any adverse impact on the Employee.

10.	COVENANTS

The Employee acknowledges and agrees that without prejudice to his ongoing common law obligations his contractual obligations with respect to confidentiality, intellectual property, restrictions after employment and all other post termination obligations as stated in the Employment Agreement, including but not limited to those set out in paragraphs 16, 17 and 21 thereof, shall continue to apply after the Termination Date.

11.	CONFIDENTIALITY

11.1	Subject to clause 11.4, the Employee undertakes as a condition of this agreement to the Company for itself and on behalf of all its Group Companies as follows:

(i)

the Employee will treat the contents of this agreement as confidential and will not disclose or cause to be disclosed the negotiations surrounding this agreement, the existence of this agreement and any of its terms to any person, firm or company save to the Employee’s spouse or registered civil partner or for the purpose of receiving professional advice;

(ii)

save with the prior written consent of the Company, the Employee will not make or issue or cause to be made or issued any derogatory or critical comments or statements (internally or externally whether orally or in writing and including, for the avoidance of doubt, electronically or online) relating to his employment with the Company or any Group Company, his departure from the Company and any of its Group Companies or the reasons for his departure other than in connection, and consistent, with the terms of the reference and the announcement to be provided to him pursuant to this agreement; and

(iii)

the Employee will not make, publish or cause to be made or published any statement or remark which may harm the business or reputation of the Company or any of its Group Companies or any current or former officer, Employee, agent, customer, supplier or shareholder of any such company.

11.2

The Company will treat the contents of this agreement as confidential and will not disclose or cause to be disclosed the negotiations surrounding this agreement, the existence of this agreement and any of its terms to any person, firm or company save to appropriate employees or officers of the Company or any Group Company, for business needs or for the purpose of receiving professional advice

11.3

The Employee warrants that he has not engaged in any conduct prior to or on the date of this agreement which would amount to a breach of sub-clauses 11.1 if carried out after the date of this agreement.

11.4	Nothing in this agreement shall preclude the Employee or the Company or any Group Company from:

(a)

complying with any order of a court of competent jurisdiction, any law, any regulations of any statutory or regulatory authority, or any request of any government body (including, for the avoidance of doubt, HM Revenue & Customs, the SEC or any listing rules);

(b)

making a protected disclosure under section 43A of the Employment Rights Act 1996 and nothing in this clause 11 shall prevent the Company from making such disclosure as it is required by law to make; or

(c)

without prejudice to the foregoing, disclosing any information to and/or cooperate with the U.S. Securities Exchange Commission (“SEC”), the Financial Conduct Authority and/or any other governmental or regulatory agency or to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other governmental, federal or state agency pursuant to a similar program.

11.5

The Employee acknowledges that any breach of his confidentiality obligations may cause irreparable harm to the Company which the Employee agrees may be entitled to injunctive relief in addition to all other remedies available to the Company or any Group Company at law or in equity. Furthermore, any breach of confidentiality may be a fundamental breach of this agreement and may entitle the Company to withhold making the Termination Payment or, in the event the Termination Payment has been made to the Employee, the Company shall be entitled to recover the Termination Payment (less any payment to which the Employee may be legally entitled) from the Employee as a debt.

12.	ENTIRE AGREEMENT

12.1

Each party on behalf of itself and, in the case of the Company, as agent for any Group Companies acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that:

(a)

this agreement and any agreements referred to herein, constitute the entire agreement between the parties and any Group Company and supersedes and extinguishes all agreements, promises, assurances, warranties, representations and understandings between them whether written or oral, relating to its subject matter;

(b)

in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement; and

(c)	it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

12.2	Nothing in this agreement shall, however, operate to limit or exclude any liability for fraud.

13.	VARIATION

The parties to this agreement may agree to rescind or vary any term of this agreement without the consent of any Group Companies or Affiliates. No variation of this agreement shall be binding on either party unless and to the extent that the same is recorded in a written document executed by both parties.

14.	THIRD PARTY RIGHTS

14.1

The Company is entering into this agreement for itself and as agent for and trustee of all its Group Companies and their Affiliates. The parties intend that each Group Company and Affiliates should be able to enforce in its own right the terms of this agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

14.2

The rights of the Group Companies or Affiliates to enforce the terms of this agreement are subject to the term that the Company has the right (which it may waive in whole or in part and without the consent of or consultation with the Group Company) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to commencement or compromise or settlement of such proceedings) but will not owe any duty or have any liability to any of the Group Companies in relation to such conduct.

15.	GOVERNING LAW

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

16.	JURISDICTION

Each party irrevocably agrees that the courts and tribunals of England and Wales shall have exclusive jurisdiction to settle any dispute, claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

17.	MISCELLANEOUS

17.1

The Employee hereby agrees irrevocably that the Company may forthwith on written notice to the Employee assign its rights and transfer (whether by novation or otherwise) or delegate its obligations under this agreement to any Group Company from time to time or to any third party acquiring the business of the Company and that the Employee shall execute all documents and do all things necessary to effect such assignment or transfer, and any reference to the Company in this agreement shall thereafter be a reference to any such company. The Employee shall not assign or otherwise seek to transfer or delegate his rights and/or obligations under this agreement to any other person.

17.2

Each of the provisions in this agreement are separate and severable and, in the event of any such provision (including the defined expressions in clause 19.1) being determined as being unenforceable in whole or in part for any reason, such unenforceability shall not affect the enforceability of the remaining provisions or, in the case of part of a provision being unenforceable, the remainder of that provision.

18.	SUBJECT TO CONTRACT AND WITHOUT PREJUDICE

This agreement is without prejudice and subject to contract until it is dated and signed by all of the parties, at which point it shall be treated as an open document evidencing an agreement binding on the parties (notwithstanding that it may still be labelled “Draft”, “Without Prejudice” or “Subject to Contract”). This agreement may be executed in any number of counterparts each in the like form, all of which taken together shall constitute one and the same document and any party may execute this agreement by signing and dating any one or more of such counterparts.

19.	INTERPRETATION

The following definitions and rules of interpretation apply in this agreement.

19.1	Definitions:

“Adviser”: [    ];

“Affiliates”: any Group Company and the former and current and future officers, shareholders, managers, employees and agents of the Company and any Group Company;

“Associate”: means a body corporate:

(a)	which for the time being is a holding company of the Company or a subsidiary (other than the Company or a subsidiary of the Company) of such a holding company; or

(b)

in whose equity share capital for the time being an interest of 20 per cent or more is held directly or indirectly (through another body corporate or other bodies corporate or otherwise) by a holding company of the Company or by a subsidiary (including the Company) of such a holding company or by a combination of two or more such holding companies or subsidiaries;

“Board”: the board of directors of the Company from time to time and includes any person or committee duly authorised by the boards of directors to act on its behalf for the purposes of this agreement;

“Confidential Information”: any information, whether or not recorded, of the Company or of any Group Company which the Employee (or, where the context so requires, another person) has obtained by virtue of his employment or engagement and which the Company or any Group Company regards as confidential or in respect of which the Company or any Group Company is bound by an obligation of confidence to a third party, including:

(a)	all and any information relating to business methods, corporate plans, future business strategy, management systems, finances, and maturing new business opportunities;

(b)	all and any information relating to research and/or development projects;

(c)

all and any information concerning the curriculum vitae, remuneration details, work-related experience, attributes and other personal information concerning those employed or engaged by the Company or any Group Company;

(d)

all and any information relating to marketing or sales of any past present or future product or service of the Company or any Group Company including sales targets and statistics, market share and pricing statistics, marketing surveys and strategies, marketing research reports, sales techniques, price lists, mark-ups, discounts, rebates, tenders, advertising and promotional material, credit and payment policies and procedures, and lists and details of customers, prospective customers, suppliers and prospective suppliers including their identities, business requirements and contractual negotiations and arrangements with the Company or any Group Company; and

(e)

all and any trade secrets, secret formulae, processes, inventions, design, know-how, technical specification and other technical information in relation to the creation, production or supply of any past, present or future product or service of the Company or any Group Company, including all and any information relating to the working of any product, process, invention, improvement or development carried on or used by the Company or any Group Company and information concerning the intellectual property portfolio and strategy of the Company or of any Group Company; and

(f)	any inside information (as defined in section 118C of the Financial Services and Markets Act 2000),

but excluding any information which:

(i)	is part of the Employee’s own stock in trade;

(ii)	is readily ascertainable to persons not connected with the Company or any Group Company without significant expenditure of labour, skill or money; or

(iii)	which becomes available to the public generally other than by reason of a breach by the Employee of his obligations under this Agreement;

“Copies”: copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information;

“Employment Agreement”: shall have the meaning set out in Recital (A);

“Excluded Claims”:   any claims: (a) to enforce the terms of this agreement; and/or (b) for personal injury (save for any claims for compensation, or damages, for personal injury which may be brought pursuant to discrimination legislation and/or pursuant to part V of the Employment Rights Act 1996) of which the Employee is not aware and could not reasonably be expected to be aware as at the Termination Date (and by entering into this agreement the Employee warrants that he is not nor could reasonably be aware of any such claims); and/or (c) in respect of the payment of accrued entitlements under any Relevant Pension Scheme that he has or may have against the Company or any of its Affiliates relating to his employment, the termination of his employment;

“Group Company”: means a subsidiary of the Company or an Associate as defined in this clause 19.1;

“subsidiary”, “holding company” and “equity share capital” shall have the respective meanings attributed to them by sections 1159 and 548 of the Companies Act 2006 provided that the term “subsidiary” shall also include a subsidiary undertaking (as defined in section 1162(2) of the Companies Act;

19.2	the headings and bold type face inserted in this agreement are inserted for convenience only and shall not affect the interpretation of this agreement;

19.3	references to clauses, sub-clauses and schedules are to clauses, sub-clauses and schedules of this agreement;

19.4	words in the singular include the plural and vice versa, and a reference to any gender includes a reference to all genders or, where appropriate, is to be read as a reference to the opposite gender;

19.5	a reference to a person includes a reference to a firm, a body corporate, an unincorporated association or a partnership;

19.6

a reference to a statute or statutory provision shall include a reference to any subordinate legislation made under the relevant statute or statutory provision and is a reference to that statute, provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced.

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1 Reference

Schedule 2 Claims

Schedule 3 Adviser’s certificate

Schedule 4: Agreed Announcement

Signed by DENISE SCOTS-KNIGHT for	/s/ Denise Scots-Knight
and on behalf of Mereo BioPharma Group plc

Director

Signed by Richard Jones	/s/ Richard Jones